UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 1, 2004	0-29768
Date of Report (Date of earliest event reported)	Commission File Number

24/7 REAL MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3995672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1250 Broadway New York, New York 10001
(Address of Principal Executive Offices) (Zip Code)

(212) 231-7100
(Registrant’s telephone number, including area code)

Item 9.           Regulation FD Disclosure.

The following information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

chinadotcom

On February 19, 2003, 24/7 Real Media, Inc. (the “Company”) filed a complaint in federal court against chinadotcom Corporation for breach of contract, unjust enrichment, breach of duty of good faith and fair dealing, and promissory estoppel arising out of a certain equity exchange agreement dated August 16, 2000 between chinadotcom and the Company, seeking to enforce the Company’s right to exchange its stake in 24/7 Media-Asia Ltd. for 1.8 million shares of chinadotcom. chinadotcom filed a motion seeking to compel arbitration of the matter, which the court granted on May 12, 2003.  On April 29, 2003, chinadotcom filed an action in court in Hong Kong against David Moore, our Chief Executive Officer, alleging, among other things, breach of fiduciary duty by Mr. Moore in connection with his service as a director of chinadotcom and its subsidiary, 24/7 Media-Asia Ltd. On November 24, 2003, the Hong Kong Court dismissed chinadotcom’s complaint against Mr. Moore in its entirety, and Mr. Moore has requested chinadotcom to reimburse him for all of his legal expenses.  chinadotcom has appealed the dismissal of its claim and that appeal is pending.  The Company assumed Mr. Moore’s defense and will indemnify him in the event of any liability. On July 22, 2003, chinadotcom filed an arbitration claim with the International Court of Commerce asserting certain alleged breaches of contract in connection with the Media Asia Agreement entered into between the parties as of June 30, 2000. The claim seeks damages totaling $24.0 million.  The Company filed an Answer and Counterclaim in the matter and chinadotcom filed a Reply to the Answer and Counterclaim.

On June 1, 2004, the Company and Mr. Moore reached a settlement with chinadotcom involving the release of all claims and the termination of all litigation matters involving the two companies and their affiliates.  As part of the settlement, chinadotcom agreed to issue to 24/7 Real Media 400,000 Class A common shares of chinadotcom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

24/7 REAL MEDIA, INC.

Date: June 10, 2004	By:	/s/Mark E. Moran
Name: Mark E. Moran
Title: Executive Vice President and General Counsel